Exhibit 8.1

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

Tel. +1.202.373.6000

Fax: +1.202.373.6001

www.morganlewis.com

August 20, 2024

Invesco Capital Management LLC

as Managing Owner of

Invesco DB Oil Fund

3500 Lacey Road, Suite 700

Downers Grove, Illinois 60515

RE: Invesco DB Oil Fund Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 20, 2024.

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-3 filed with the Commission on August 20, 2024, including the prospectus contained therein (“Prospectus”) and all documents incorporated and deemed to be incorporated by reference therein (the “Registration Statement”), for the Invesco DB Oil Fund (the “Fund”), a series of the Invesco DB Multi-Sector Commodity Trust (the “Trust”), a Delaware statutory trust organized on August 3, 2006.

We have reviewed such documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion contained under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus that the Fund will be classified as a partnership for U.S. federal income tax purposes.

We also advise you that the tax discussion under the captions “Risk Factors – Tax Risks,” “Summary Information – U.S. Federal Income Tax Considerations,” and “Material U.S. Federal Income Tax Considerations” in the Prospectus correctly describes the material aspects of the U.S. federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

Our opinion represents our best legal judgment with respect to the proper U.S. federal income tax treatment of the Fund and United States individual taxpayers investing in the Fund, based on the materials reviewed. Our opinion assumes the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate. For purposes of our opinion, we have expressly relied on the representations made to us by an officer of the managing owner of the Fund, which we have assumed are correct and complete in all respects.

Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances, our opinion expressed may become inapplicable. It is possible that any such change could be retroactive in its application to the Fund.

Invesco Capital Management LLC

August 20, 2024

We hereby consent to the use our firm name under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP